Exhibit 5.1

King & Spalding LLP
1l80 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
Phone:	404/ 572-4600
Fax:	404/572-5100
www.kslaw.com
February 11, 2011
Novelis Inc.
3560 Lenox Road, Suite 2000
Atlanta, GA 30326
Re: Novelis Inc. — Registration Statement on Form S-4 relating to $1,100,000,000 aggregate principal amount of 8.375% Senior Notes Due 2017 and $1,400,000,000 aggregate principal amount of 8.75% Senior Notes Due 2020
Ladies and Gentlemen:
     In connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) $1,100,000,000 principal amount of 8.375% Senior Notes due 2017 (the “2017 Notes”) of Novelis Inc., a corporation organized under the laws of Canada (the “Company”), to be issued in exchange for the Company’s outstanding 8.375% Senior Notes due 2017 pursuant to an Indenture, dated as of December 17, 2010 (the “2017 Indenture”), among the Company, the subsidiaries of the Company party thereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (b) $1,400,000,000 principal amount of 8.75% Senior Notes due 2020 (the “2020 Notes” and together with the 2017 Notes, the “Notes”) of the Company, to be issued in exchange for the Company’s outstanding 8.75% Senior Notes due 2020 pursuant to an Indenture, dated as of December 17, 2010 (the “2020 Indenture” and together with the 2017 Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee, and (c) the Guarantees (the “Guarantees”) of each of the Guarantors to be endorsed upon the Notes, we, as legal counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.
     Upon the basis of such examination, we advise you that, in our opinion, (1) each of Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Acquisitions LLC, each a Delaware limited liability company, Novelis North America Holdings Inc., a Delaware corporation, Eurofoil Inc. (USA), a New York corporation and Novelis Corporation, a Texas corporation, (collectively the “U.S. Guarantors”) has been duly organized and is an existing corporation under the laws of its respective jurisdiction, (2) the Indentures have been duly authorized, executed and delivered

February 11, 2011

by the U.S. Guarantors, (3) the Guarantees have been duly authorized by the U.S. Guarantors, and (4) when the terms of the Notes and the Guarantees have been duly established in conformity with the Indentures and the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indentures, the Notes will be validly issued and will constitute valid and legally binding obligations of the Guarantors and the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     This opinion is limited in all respects to the federal laws of the United States of America, the laws of the States of New York and Texas, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible. Also, with permission from the Company and the counsel listed below, we have relied upon, insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of (i) Canada and the Province of Ontario, the opinion of Torys LLP, (ii) the Province of Quebec, the opinion of Lavery, de Billy, L.L.P., (iii) the United Kingdom, the opinion of Macfarlanes LLP, (iv) Luxembourg, the opinion of Elvinger Dessoy Dennewald, (v) France, the opinion of Ernst & Young Societe d’Avocats, (vi) Germany, the opinion of Noerr LLP, (vii) Switzerland, the opinion of CMS von Erlach Henrici Ltd, (viii) Ireland, the opinion of A&L Goodbody, (ix) Brazil, the opinion of Levy & Salomão Advogados, and (x) Portugal, the opinion of Vieira de Almeida & Associados, RL, filed as Exhibits 5.2-5.11, including the opinions regarding the due authorization, execution and delivery of the Indenture by each of the parties thereto (other than the U.S. Guarantors), the due authorization of the Notes by the Company, the due authorization of the Guarantees by the Guarantors (other than the U.S. Guarantors) and the due organization and good standing of the Company and the Guarantors (other than the U.S. Guarantors). We have also assumed the genuineness of all signatures on the Indenture.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ King & Spalding LLP